EXHIBIT 21.1

CNL Properties Trust, Inc.

Subsidiaries of the Registrant

1.)	CNL Properties Trust GP, LLC, a Delaware limited liability company

2.)	CNL Properties Trust, LP, a Delaware limited partnership